Exhibit 4.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of            , 2018 (the “Effective Date”) by and between Sinovac Biotech Ltd., a company incorporated and existing under the laws of Antigua (the “Company”) and           , an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Company, the term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its subsidiaries and affiliated entities (collectively, the “Group”).

RECITALS

A.          The Company desires to continue to employ the Executive as its                       and to enter into an agreement embodying the terms of such employment and considers it essential to its best interests and the best interests of its shareholders to retain the employment of the Executive by the Company during the term of Employment (as defined below).

B.          The Executive desires to accept such continued employment by the Company as                       during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	Position

The Executive hereby accepts a position as                       (the “Employment”) of the Company.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be [three/two] years commencing on the Effective Date, unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the initial [three/two]-year term, the Employment shall be automatically extended for successive one-year terms unless either party gives the other party hereto a one-month prior written notice to terminate the Employment prior to the expiration of such one-year term or unless terminated earlier pursuant to the terms of this Agreement.

3.	PROBATION

No probationary period.

4.	Duties and Responsibilities

The Executive’s duties at the Company will include all jobs assigned by the Company’s [Board of the Directors (the “Board”)/Board of the Directors (the “Board”) or the Company’s Chief Executive Officer, as the case may be/Chief Executive Officer or the Vice President to whom he/she reports, as the case may be].

The Executive shall devote all of his/her working time, attention and skills to the performance of his/her duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, and the by-laws, guidelines, policies and procedures of the Company approved from time to time by the Board.

The Executive shall use his/her best efforts to perform his/her duties hereunder. The Executive shall not, without the prior written consent of the Board, become an employee of any entity other than the Company and any subsidiary or affiliate of the Company, and shall not be concerned or interested in any business or entity that competes with that carried on by the Company (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere. The Executive shall notify the Company in writing of his/her interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

5.	NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent, or be violated by, the Executive entering into this Agreement or carrying out his/her duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

6.	Location

The Executive will be based in Beijing, China. The Company reserves the right to transfer or second the Executive to any location in China or elsewhere in accordance with its operational requirements.

7.	Compensation and BenefitS

(a)	Cash Compensation. The Executive’s cash compensation (including salary and bonus, but excluding any severance) (“Cash Compensation”) shall be provided by the Group and determined by the [compensation committee of the Board/Company’s Chief Executive Officer], subject to annual review and adjustment by the [compensation committee of the Board/compensation committee of the Board or the Company’s Chief Executive Officer, as the case may be/Company’s Chief Executive Officer or the Vice President to whom he/she reports, as the case may be].

(b)	Equity Incentives. To the extent the Company adopts and maintains a share incentive plan, the Executive will be eligible for participating in such plan pursuant to the terms thereof as determined by the compensation committee of the Board [or the Company’s Chief Executive Officer, as the case may be].

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(c)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Group that currently exists or may be adopted by the Group in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

8.	Termination of the Agreement

(a)	By the Company.

(i) The Company may terminate the Employment with the Company and any Group member for cause, at any time, without notice or remuneration, if (1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive has been grossly negligent or acted dishonestly, in either case to the material detriment of the Company or any Group member, (3) the Executive has engaged in actions amounting to gross misconduct or failed to perform his/her material duties hereunder and such misconduct or failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (4) the Executive has died, or (5) the Executive has a disability that shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his/her employment with the Company and the Group, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law in the jurisdiction in which Executive is based, in which case that longer period would apply. For this purpose, “cause” shall not be deemed to include [                        ].

(ii) In addition, the Company may terminate the Employment without cause (including, for the avoidance of doubt, if the Company does not extend the term pursuant to Section 2 hereof), at any time, upon one month’s written notice, and upon an involuntary termination without cause by the Company, the Executive shall be entitled to the benefits provided in subsection (c) of this Section 8.

(b)	By the Executive. The Executive may terminate the Employment at any time with a one-month prior written notice to the Company. Upon a termination by the Executive for Good Reason, the Executive shall be entitled to the benefits provided in subsection (c) of this Section 8. “Good Reason” means any one or more of the following:

(i) a material diminution in the Executive’s authority, duties or responsibilities;

(ii) a material diminution in the Executive’s Cash Compensation opportunity from the prior year’s amount; or

(iii) any action or inaction that constitutes a material breach by the Company under this Agreement.

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For this purpose, the parties agree that [                        ] will not be an event which casues “Good Reason”.

Provided, that Executive must provide notice of termination for Good Reason within 30 days of the occurrence of the event giving rise to Good Reason, the Company does not cure any such event within 30 days of receipt of such notice and Executive must terminate his/her employment for Good Reason within 30 days following the expiration of such cure period, or following notice from the Company that it does not intend to cure such event.

In addition, the Executive may resign prior to the expiration of the Agreement if such resignation is approved by the Board or an alternative arrangement with respect to the Employment is agreed to by the Board.

(c)	Compensation in Connection With an Involuntary Termination without Cause by the Company or a Termination by the Executive for Good Reason. Subject to other provisions of this Agreement, in the event a termination described in subsection (a)(ii) or for Good Reason as described in subsection (b) of this Section 8 occurs, the Company shall provide the Executive with the following severance compensation:

(i) The Executive shall receive a cash payment equal to the sum of [two] times the Executive’s annual Cash Compensation for the calendar year in which the Termination Date (as defined below) occurs; if the foregoing amount is not determinable at such time, the Executive shall receive a cash payment equal to the sum of [two] times the Executive’s annual Cash Compensation for the calendar year immediately preceding the calendar year in which the Termination Date occurs.

(ii) Notwithstanding the terms of the share option agreements between the Company and the Executive, all share options held by the Executive will become fully vested and exercisable on the Termination Date, and, notwithstanding the terms of the share incentive plan then in effect, all such stock options shall remain exercisable for eighteen months following the Executive’s Termination Date.

(iii) Notwithstanding the terms of the restricted share award agreements between the Company and the Executive, all restricted shares held by the Executive will become fully vested on the Termination Date.

(iv) The Executive shall receive any amounts earned, accrued or owing but not yet paid to the Executive as of the Executive’s Termination Date, including earned but unpaid base salary, unpaid reimbursements of business expenses, and accrued but unpaid vacation time, which shall be payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(v) The cash severance benefits under this Section 8(c) will be offset by any severance benefits that Executive is entitled to by applicable law in the jurisdiction in which he/she is based. The Executive is entitled to receive any severance benefits and other benefits related to Termination under any other employment or other agreement with any Group member.

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(vi) All payments and benefits under Section 8(c) (other than 8(c)(iv)) shall be subject to Executive’s execution of a general release of claims substantially in the form attached as Exhibit B within 45 days of the Termination Date. Any payments due pursuant to this Section 8(c) shall be made in a lump sum within ten days following the effective date of the release. “Termination Date” shall mean the last day of Executive’s employment with the Company.

(d)	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9.	EMPLOYEE INVENTIONS

(a)	The term “Employee Inventions” means any and all processes, inventions, technology, computer programs, original works or authorship, designs, formulas, patents, discoveries, copyrights and all improvements, rights, and claims that are conceived, developed or reduced to practice by the Executive alone or with others.

(b)	Any and all Employee Inventions that the Executive has conceived or made, or may conceive or make during the term of the Employment using the equipment, supplies, facilities or trade secret of the Company or any other member of the Group, directly or indirectly, connected with the business of the Company or any other member of the Group, shall be the sole and exclusive property of the Company or as it may designate, any other member of the Group. The Executive agrees that all patentable and copyrightable works by the Executive while working on company projects or under the Company’s direction, in connection with the Company's or the Group’s business are “works made for hire” and the Executive hereby assigns all proprietary rights, including patent and copyright, in these works to the Company or as it may designate, any other member of the Group without further compensation.

(c)	The Executive further agrees to (i) disclose promptly to the Company all such Employee Inventions that the Executive has made or may make while working on company projects solely, jointly or commonly with others, (ii) assign all such Employee Inventions to the Company or as it may designate, any other member of the Group, and (iii) execute and sign any and all applications, assignments or other instruments that the Company may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain patents, copyrights, or other proprietary rights in China and foreign countries, or in order to transfer to the Company or as it may designate, any other member of the Group all right, title and interest in such Employee Inventions.

(d)	The provisions set forth in Exhibit A shall apply.

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10.	CONFIDENTIAL INFORMATION.

(a)	The Executive recognizes and acknowledges that he/she will have access to certain information of the Company or the Group and that such information is confidential and constitutes valuable, special and unique property of the Company or the Group. The parties agree that the Company and the Group have a legitimate interest in protecting the Confidential Information (as defined in Exhibit A), which includes all the commercial and technological secrets and know-how and other confidential information of the Company or the Group. The parties agree that each of the Company and other members of the Group is entitled to protection of its interests in the Confidential Information. The Executive shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his/her duties for an on behalf of the Company, it successors, assigns or nominees, any Confidential Information (regardless of whether developed by the Executive) without the prior written consent of the Company.

(b)	The parties agrees that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company or the relevant member of the Group shall be entitled to a recovery of damages from Executive and/or an injunction against the Executive for the breach or violation or continued breach or violation of this covenant or the confidential agreement mentioned above.

(c)	The Executive shall not issue any publications and papers containing any Confidential Information without the Company’s prior written consent.

(d)	The provisions set forth in Exhibit A shall apply.

11.	NON-COMPETITION

(a)	During the Employment Term, the Executive shall devote his/her full business efforts and time to the Company. Executive agrees, during the Employment Term for a period of 6 months thereafter, not to actively engage in any other employment, occupation, consulting activity or business referral for any direct or indirect remuneration without the prior approval of the Company; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors or committees thereof, without the approval of the Company, unless there is a conflict of interest.

(b)	During the Employment Term, the Executive shall declare any shareholdings and interest in other companies in which there is a conflict interest with the Company.

(c)	The provisions set forth in Exhibit A shall apply.

12.	Withholding Taxes

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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13.	Assignment

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

14.	Severability

If any provision of this Agreement or the application thereof is held invalid, the invalidity of that certain provision shall not affect the validity of other provisions or applications of this Agreement, which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

15.	Entire Agreement

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. [This Agreement specifically supersedes and replaces the Employment Agreement dated ________________ between Executive and the Company.] The Executive acknowledges that he/she has not entered into this Agreement in reliance upon any representation, warranty or undertaking that is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of New York, United States.

17.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18.	ARBITRATION

Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration conducted by Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules. The arbitration shall be conducted before a panel of three arbitrators. The Executive shall select one arbitrator and the Company shall select the second arbitrator. The Chairman of the Hong Kong International Arbitration Centre shall select the third arbitrator. The arbitration shall be commenced and held in Hong Kong. The languages of the Arbitration shall be the Chinese and English languages. All aspects of the arbitration shall be treated as confidential and neither the parties nor the arbitrators may disclose the content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. The result of the arbitration shall be binding on the parties and judgment on the arbitrators’ award may be entered in any court having jurisdiction.

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19.	Waiver

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

20.	Notices

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

21.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. This Agreement may be signed electronically, and all pdf, jpeg or other electronic photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he/she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

SINOVAC BIOTECH LTD.

By:
Name:
Title:

By:
Name:

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Exhibit A

1.       Non-Disclosure

A.       The Executive will hold all Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of Company any Confidential Information, except (a) as a necessary to carry out his/her assigned responsibilities as a Company employee, and (b) after termination of his/her employment, only as specifically authorized in writing by an officer of Company. However, the Executive shall not be obligated under this paragraph with respect to information if such information is or becomes readily publicly available without restriction through no fault of his/hers. “Confidential Information” shall mean all information related to any aspect of the business of Company or the Group that is either information not known by actual or potential competitors of Company or any other member of the Group or is proprietary information of Company or any other member of the Group, whether of a technical nature or otherwise. Confidential Information includes inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, computer programs, source codes, costs of production, prices or other financial data, volume of sales, promotional methods, marketing plans, lists of names or classes of customers or personnel, lists of suppliers, business plans, business opportunities or financial statements.

B.       The Executive will safeguard and keep confidential the proprietary information of customers, vendors, consultants and other parties with which Company or any other member of the Group does business to the same extent as if it were Confidential Information. The Executive will not, during his/her employment with Company or otherwise, use or disclose to the Company any confidential, trade secret or other proprietary information or material of any previous employer or other person, and the Executive will not bring onto the Company’s premises any unpublished document or any other properly belonging to any former employer without the written consent of that former employer.

C.       In compliance with the requirements of the U.S. Defend Trade Secrets Act Executive acknowledges the following: (i) Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, then Executive may disclose trade secrets to his/her attorney and use the trade secret information in the court proceeding if he/she: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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D.       For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, U.S. Congress, the U.S. Inspector General, or any government agency or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of U.S. federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law.

2.       Non-Competition

A.       During the Executive’s employment with the Company, the Executive will perform for the Company such duties as it may designate from time to time and will devote his/her full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer for the Company if he/she is not an executive officer of the Company or (ii) the board of directors of the Company if he/she is an executive officer for the Company: (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business that is a current or potential supplier, customer, or competitor of the Company.

B.       The Executive agrees that during the term of his/her employment with the Company (whether or not during business hours), he/she will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of the Company, and he/she will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of the Company.

C.       During the terms of his/her employment by the Company and for one year thereafter, The Executive shall not directly or indirectly, without the prior written consent of the Company, solicit, recruit, encourage or induce any employees, officers, consultants, contractors or subcontractors of the Company to leave the employ of the Company, either on his/her own behalf or on behalf of any other person or entity.

3.       Proprietary Information

A.       Upon termination of his/her employment, the Executive will promptly return to the Company all items containing or embodying Confidential Information (including all copies), except that he/she may keep his/her personal copies of (i) his/her compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment and other materials, including copies and in whatever form relating to the business of Company that the Executive possesses or creates as a result of his/her employment, whether or not confidential, are the sole and exclusive property of the Company. In the event of the termination or expiration of his/her employment, the Executive will promptly deliver all such materials to the Company.

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B.       All inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, developments, processes, techniques, improvements and related know-how that result from work performed by the Executive, alone or with others, on behalf of the Company or through access to Confidential Information or property, whether or not patentable or copyrightable (collectively “Inventions”) shall be the property of the Company, and to the extent permitted by law, shall be “works made for hire”. The Executive hereby assigns and agrees to assign to the Company or its designee, without further consideration, his/her entire right, title and interest in and to all Inventions, including all rights to obtain, register, perfect and enforce patents, copyrights and other intellectual property protection for inventions. The Executive will disclose promptly and in writing to the individual designated by the Company or to his/her immediate supervisor all Inventions that he/she has made or reduced to practice. During his/her employment and for four years after, the Executive will assist the Company (at its expense) to obtain and enforce patents, copyrights and other forms of intellectual property protection on Inventions. If the Executive uses or discloses his/her own confidential information or intellectual property when acting within the scope of his/her employment or otherwise on behalf of the Company, the Company will have and the Executive hereby grants the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

C.       The Executive has not entered into, and he/she agrees he/she will not enter into, any agreement either written or oral in conflict with this Agreement or his/her employment with the Company. The Executive will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose his/her own or any third party’s confidential information or intellectual property when acting within the scope of his/her employment or otherwise on behalf of the Company. Further, the Executive has not retained anything containing any confidential information of a prior employer or other third party, whether or not created by him/her.

4.       Miscellaneous

The Executive agrees that his/her obligation under paragraphs 1, 2 and 3 of this exhibit shall continue in effect after termination of his/her employment, regardless of the reason or reasons for termination, and whether such termination is voluntary of involuntary on his/her part, and that the Company is entitled to communicate the Executive’s obligations under this exhibit to any further employer or potential employer of his/hers. The Executive’s obligations under paragraphs 1, 2 and 3 also shall be binding upon his/her heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

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Exhibit B

[The language in this General Release of Claims may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final document.]

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this                 day of _________________, 20__, by [_______] (“Executive”) and Sinovac Biotech Ltd., a company incorporated and existing under the laws of Antigua (“Employer”).

1.       General Release of the Company. In consideration of the receipt of the severance and other benefits under Section 8(c) of the Employment Agreement dated _____, 2018 by and between Executive and the Employer (the “Employment Agreement”), (together with its direct and indirect subsidiaries, the “Company”, and, together with Employer and Executive, the “Parties”) and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive, on his or her own behalf and on behalf of his or her heirs, family members, executors, agents, and assigns, hereby:

a)       forever fully and irrevocably releases, waives, and discharges the Employer and the Group (as defined in the Employment Agreement), and each of their parents, subsidiaries, affiliates, owners and/or the predecessors or successors of any of them (together with their respective current and former, assigns, agents, directors, officers, employees, consultants, contractors, stockholders and representatives, and all persons acting by, through, under or in concert with them, or any of them, in any part of the world, the “Released Parties”) from any and all manner of action or actions, inaction or inactions, cause or causes of action, whether in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent ( hereinafter collectively called “Claims”), which Executive now has or may hereafter have against the Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof and whether such Claim arises in the People’s Republic of China, the United States or anywhere else in the world. The Claims released hereunder include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to Executive’s employment or the termination of Executive’s employment with the Released Parties, or any of them, any alleged breach of any express or implied contract of employment, breach of implied covenant of good faith and fair dealing, breach of public policy, libel, slander, defamation, breach of privacy, wrongful or unfair discharge/termination, infliction of emotional distress, or any alleged torts or other alleged legal restrictions on any Released Party, and any alleged violation of any statute or ordinance including, without limitation any statutory claims. Executive warrants that he or she has no such Claims as at the date that he or she signs this Release.

b)       Notwithstanding the foregoing, the release provided by this Section 1 shall not extend to (i) any vested rights Executive may have to receive payment of the severance or other benefits described in Section 8(c) of the Employment Agreement, (ii) any claims for payment of earned and unpaid wages or reimbursement of business expenses owed to the Executive under the terms of any Company policy, (iii) any Claim for indemnification under the Company’s organizational documents or under any directors and officers liability insurance, or (iv) any Claims that cannot be waived as a matter of law (each, an “Unreleased Claim”).

2.       Proceedings. Executive hereby acknowledges and confirms that Executive has not filed, and agrees not to initiate or cause to be initiated on his or her behalf, any complaint, charge, claim or proceeding against the Released Parties before any national or local labor arbitration tribunal, authority, court or otherwise, whether in the People’s Republic of China, the United States or any other jurisdiction in the world relating to any Claims released by employee hereunder, including any such Claims relating to his or her employment or the termination of his or her employment, other than with respect to the obligations of the Company to Executive under Section 8(c) of the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right he or she may have to benefit in any manner from any relief (whether monetary or otherwise) (i) arising out of any Proceeding and/or (ii) in connection with any claim pursued by any administrative agency on Executive’s behalf and, in the event Executive is awarded money, compensation or benefits Executive shall immediately remit such award to the Company.

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3.       Transfer of Claims. Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim (other than Unreleased Claims) which he or she may have against the Released Parties, or any of them, and Executive agrees to indemnify and hold the Released Parties, and each of them, harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Released Parties, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Released Parties against Executive under this indemnity.

4.       Damages. Executive agrees that if he or she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Released Parties, or any of them, any of the Claims released hereunder, then Executive agrees to pay to the Released Parties, and each of them, in addition to any other damages caused to the Released Parties thereby, all attorneys’ fees incurred by the Released Parties in defending or otherwise responding to said suit or Claim.

5.       Non-Disparagement. Executive agrees not to disparage the Company, any Group member or any of their respective past, current or future affiliates, or any of the officers, directors, employees, shareholders, and/or agents of the Company, any Group member or any of its respective affiliates, in any manner intended or reasonably likely to be harmful to any of them or the business, business reputation, or personal reputation of any of them.

6.       No Admission. Executive further understands and agrees that neither this Release nor the payment of any sum of money or consideration hereunder shall constitute, or be deemed or construed to constitute, at anytime for any purpose, as an admission of any liability, wrongdoing, or unlawful conduct of any kind, whatsoever by the Released Parties, or any one of them, and each of the Released Parties specifically denies any violation of any local or national law, whether regulatory, common or statutory. Additionally, this Release, its existence or its terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Release.

7.       Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

8.       Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the People’s Republic of China, including all matters of construction, validity and performance, without regard to conflicts of law principles.

9.       Governing Language. The English version of this Release shall in all respects be the original, governing instrument and understanding of the Parties. In the event of any conflict between this version of this Release and any subsequent translation into any other language, the provisions of the English version shall prevail.

10.     Understanding. By signing this Release, Executive hereby acknowledges and confirms the following: (i) Executive has had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and fully understands them; (ii) Executive knowingly and voluntarily accepts the terms of this Release for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid; (iii) Executive is not relying on any representation or statement by any other person in entering into this Release (except as are expressly set forth in this Release); and (iv) Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which Executive is already entitled.

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11.   Rights of Released Parties. Each of the Released Parties may in his, her or its own right enforce the provisions of this Release.

IN WITNESS WHEREOF, Executive has executed this Release as a deed as of this ___ day of __________, 20__.

SIGNED by [NAME OF EXECUTIVE]

Signature:

in the presence of:

Witness’s
Signature:

Full Name:

Address:

SIGNED by [Executive] on behalf of Sinovac Biotech Ltd.,

Signature:

in the presence of :

Witness’s
Signature:

Full Name:

Address:

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